EXHIBIT 3--

                                                                FREE TRANSLATION

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[GRAPHIC OMITTED]
CREDIT LYONNAIS SECURITIES (USA) INC.
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Sao Paulo, July 25, 2002


Mr. Ruy Lemos Sampaio
Director
COPENE Petroquimica do Nordeste S.A.
Rua Eteno 1561 - Polo Petroquimico
42810-000 - Camacari
Bahia
BRAZIL


Credit Lyonnais Securities (USA) Inc. (CLS) was hired by Copene Petroquimica do Nordeste S.A. ("Copene") to perform two independent and distinct economic valuations: the Independent Valuation I, as per the mandate letter dated October 29, 2001, and the Independent Valuation II, as per the mandate letter dated May 31, 2002, both of them defined as "Independent Valuations" of the assets described below. These valuations were performed in connection with the future integration of the Odebrecht and Mariani's petrochemical assets under Copene, and the subsequent creation of Braskem ("The Transaction").

The Independent Valuations are intended to assess the economic values of the assets involved in the Transaction, and provide a basis to Copene in determining the exchange of stocks among the holders of the assets to be merged.

The scope of the Independent Valuation I comprises the following companies (which, together with the companies under the Independent Valuation II, are referred herein as the "Target Companies"):

o OPP PRODUTOS PETROQUIMICOS S.A. ("OPP PP") and its subsidiaries, which include the operations of OPP Quimica S.A ("OPP"), as well as the interests in Trikem S.A., Borealis OPP, Companhia Petroquimica do Sul S.A. ("Trikem", "Borealis", and "Copesul" respectively);


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


o 52114 PARTICIPACOES S.A. ("52114") and its sole subsidiary, Nitrocarbono S.A. ("Nitrocarbono").

The scope of Independent Valuation II comprises the following companies:

o COPENE PETROQUIMICA DO NORDESTE S.A. ("Copene"), which includes the non-consolidated operations of Copene as well as its interests in: Conepar Companhia Nordeste de Participacoes ("Conepar"), Copene Monomeros Especiais S.A. ("Monomeros"); Tegal Terminal de Gases Ltda. ("Tegal"); CPN
      - Incorporated Ltd. ("CPN Inc."); CPN Distribuidora de Combustiveis Ltda. ("CPN Dist."); Cetrel - Central de Tratamentos de Efluentes Liquidos S.A. ("Cetrel"); Norcell S.A. ("Norcell"); Codeverde - Companhia de Desenvolvimento do Rio Verde ("Codeverde") and Petroflex Industria e Comercio S.A. ("Petroflex") and ESAE Economico S.A.("ESAE"). Copene's interest in Conepar includes the interests in Polialden Petroquimica S.A. ("Polialden") and Politeno Industria e Comercio ("Politeno");

The base date used for the Independent Valuations was May 31, 2002.

The main operating companies (Copene, Politeno, Polialden, Trikem, Copesul, OPP and Nitrocarbono) were valued based on the discounted cash flow methodology, while other investments(1) were valued at book value. The calculations of the net debts(2) were based on the companies' audited balances as of May 31, 2002.

The companies were valued as independent operations (on a stand alone basis) without including any operating or fiscal benefit (synergies) arising from the corporate reorganization leading to the creation of Braskem, exception being made for Polialden, whose potential fiscal gains from its potential merger were taken into account.




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1 Monomeros, Tegal, CPN Inc, CPN Dist, Cetrel, Norcell, Codeverde, Trikem and
Petroflex to Copene; Cinal, Rionil and Sansuy to Trikem; Norquisa to Politeno.

2 Difference between financial debts and financial assets, including debts and credits with related parties.


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The trading multiples and the transactions within the petrochemical sector were used just as a reference to verify the values obtained by discounted cash flow.

In performing the Independent Valuations of the Target Companies, CLS used the information supplied by Copene, the Target Companies and/or its shareholders (including non-audited operating and financial numbers and sectorial and economic information) and public information, including financial statements audited by PriceWaterhouseCoopers and Ernst & Young. CLS assumed that the information received was true and accurate and, therefore, assumes no responsibility for such information. CLS has not performed either (i) a valuation of the assets and liabilities (whether or not contingent) of the Target Companies, or (ii) an audit on the financial statements, or (iii) a technical audit of the Target Companies' operations. CLS relied on general industry reports, financial and economic information of independent industry institutions. In order to perform the Independent Valuations CLS engaged Nexant Chem Systems, a company specialized in rendering consulting services in the petrochemical industry, to provide price forecasts for resins and raw materials.

CLS received and independently analyzed the information received from third parties, Copene, the Target Companies and/or their shareholders, and used its best judgement in establishing the set of assumptions for the Independent Valuations.

The Independent Valuations include information from the due diligence reports on tax, labor and other contingencies, prepared by the law firms Pinheiro Neto Advogados and Barbosa, Mussnich & Aragao Advogados who were hired by Copene. We assume that those reports quantify all the contingencies of the Target Companies. The above mentioned law firms were responsible for assessing the amounts of the contingencies and their respective probabilities. The amounts of contingencies were calculated based on the reports prepared by those law firms using the most conservative probabilities within the assigned ranges. CLS assumes no liability whatsoever as to the results of the calculation of the contingencies. To remain conservative, the Independent Valuations do not include any of the contingent assets. CLS hereby clarifies that the results of the Independent Valuations could


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have been different from those presented,if the contingent assets identified in the due diligence report had been considered.

The results of an economic valuation are usually represented by a range. Our mandate, however, was to determine a specific value, representing our best estimate of the economic values of the Target Companies.

CLS or certain of its affiliates provided commercial and investment banking services to the Odebrecht Group and brokerage services to PETROS- Fundacao Petrobras de Seguridade Social. Such services were remunerated according to market practice. In the ordinary course of CLS' trading and brokerage activities, CLS may at any time for its own account or on behalf of clients, trade debt or equity securities issued by Copene, Copesul, Trikem, Polialden or Politeno. Therefore, CLS may at any time hold long or short positions of such securities. We hereby clarify that such commercial relationship did not result in an existing or potential conflict of interests with the controlling shareholders of the Company, or any of the involved companies or their respective controlling or minority shareholders, or even in respect to the merger subject of the Independent Valuations.


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RESULT OF INDEPENDENT VALUATION I
---------------------------------

The net debt and contingencies were deducted from the enterprise values of the Target Companies in order to obtain each company's equity value.

We determined the economic value of OPP PRODUTOS PETROQUIMICOS S.A. to be US$
574.2 MILLION, equivalent to R$ 1,448.1 million3, including the direct and indirect interests held by OPP PP in Trikem (US$ 353.5 million equivalent to R$
891.6 million (3,) and Copesul (US$ 250.8 million equivalent to R$ 632.6 million
(3).

The economic value of 52114 PARTICIPACOES S.A. was determined to be US$ 46.8 MILLION, equivalent to R$ 117.9 million 3, based on the value of its interests in Nitrocarbono.



(USD m)             EV          Subsidiaries          Net                                     Economic
Company            DCF               DCF             debt     Cont      Equity     % Part      Value
-------            -------      ------------        -------  -------   -------    -------   ------------

OPP PP             1,339.6      604.4               1,264.5  (105.3)   574.2      100.0%        574.2
Trikem             1,178.0                            173.2   (76.8)   928.0       38.1%        353.5
Copesul            1,312.2                            400.8   (60.1)   851.4       29.5%        250.8

52114 Part.                      46.8                                   46.8      100.0%         46.8
  Nitrocarbono        79.4                             19.4    (9.3)    50.7       92.3%         46.8



Where:

EV: Enterprise Value (or company's value)
DCF: Discounted cash flow
Subsidiaries DCF: Those Subsidiaries evaluated by discounted cash flow
Cont: Contingencies
% Part.: % of total capital
USD m: Millions of dollars



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3 The amount in Reais was calculated using the exchange rate of May 31, 2002, of
R$ 2,522 / 1 US$.

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RESULT OF INDEPENDENT VALUATION II
----------------------------------

The net debt and contingencies were deducted from the enterprise values of the Target Companies in order to obtain each company's equity value.

We determined the economic value of COPENE PETROQUIMICA DO NORDESTE S.A. to be US$ 672.0 MILLION, equivalent to R$ 1,694.8 million(4), including the direct and indirect interests held by Copene via Conepar on Polialden (US$91,8 million equivalent to R$231.6 million (3,) and Politeno (US$ 120.0 million equivalent to R$ 302.5 million 3), as well as the value of other subsidiaries, at their book value of US$ 146.6 million, equivalent to R$ 369.7 million (3).




(USD m)             EV ($m)       Subsidiaries        Net               Equity              Economic
Company              DCF          VC      DCF        debt     Cont      ($m)      % Part      Value
-------            -------      ------------        -------  -------   -------    -------   ------------
Copene             1,675.7      146.6     176.9     1099.4   (227.8)   672.0      100.0%        672.0
Conepar                 --         --     211.8       34.4     (0.5)   176.9      100.0%        176.9
Pollialden           135.6         --        --     (120.7)   (49.9)   215.4       42.6%         91.8
                     364.3       22.7        --      (14.2)   (14.1)   387.1       31.0%        120.0


Where:

EV: Enterprise Value (or company's value)
DCF: Discounted cash flow
Subsidiaries VC: Subsidiaries evaluated at the accountancy value
Subsidiaries DCF: Subsidiaries evaluated by discounted cash flow
Cont: Contingencies
% Part.: % of total capital
USD m: Millions of dollars



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4 The amount in Reais was calculated using the exchange rate of May 31, 2002, of
R$ 2,522 / 1 US$ 6

Please do not hesitate to contact CLS if you have any further questions.

Sincerely,


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Jose Irigoyen
Managing Director




Attachments:

Independent Valuation Results presentation